Exhibit 10.1

FIRST AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

NUTRISYSTEM, INC. 2008 LONG-TERM INCENTIVE PLAN

This First Amendment (this “Amendment”) shall be effective as of March 8, 2019 and shall amend the Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (the “Company Stock Plan”) and has been approved previously by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Company Stock Plan.

WHEREAS, Section 18(a) of the Company Stock Plan provides the Board with the authority to amend the Company Stock Plan to decrease the aggregate number of shares of Company Stock for which awards may be awarded under the Company Stock Plan; and

WHEREAS, this Amendment was duly adopted on March 7, 2019 by the Board by an action taken on written consent in accordance with Section 141(f) of the Delaware General Corporation Law.

NOW, THEREFORE, effective as of March 8, 2019, the Company Stock Plan is hereby amended as follows:

Section 5(a) of the Company Stock Plan is deleted in its entirety and replaced with the following:

(a)    Shares Authorized. Subject to adjustment as described in Section 5(d) below, the total aggregate number of shares of Company Stock that may be issued under the Plan is 968,524 shares of Company Stock. Subject to adjustment as described in Section 5(d) below, all 968,524 shares of Company Stock authorized for issuance hereunder may be issued as Incentive Stock Options.

All other terms and conditions of the Company Stock Plan shall be unchanged and remain in full force and effect, except to the extent modified by the foregoing.